Exhibit 99.1

THE WENDY’S COMPANY APPOINTS TODD PENEGOR CHIEF EXECUTIVE OFFICER

Appointment Finalizes Transition of CEO Duties as Emil Brolick Retires from Company

DUBLIN, Ohio, May 26, 2016 – The Wendy’s Company (NASDAQ: WEN) today announced that Todd Penegor has been appointed Chief Executive Officer of the Company, in addition to his current role as President, and that Emil Brolick has retired from management duties with the Company. In October 2015, Brolick announced his intention to retire, with Penegor designated as successor for the President and CEO roles. Penegor has served as Chief Financial Officer of the Company since 2013, and has transitioned those responsibilities to Gunther Plosch, who joined the Company earlier this month. Subject to stockholder approval at the Company’s Annual Meeting of Stockholders being held later today, Brolick will continue to serve on the Board of Directors, and Penegor will join the Board of Directors.

The Company also announced that Bob Wright, Executive Vice President and Chief Operations Officer, will assume leadership responsibilities for the International division on May 30 in addition to his current responsibilities. Wright has been working closely with the International team and franchisees over the past several months, and brings his wealth of operational and general management experience to the International business as it prepares for future growth and expansion in key markets.

“The transition of CEO duties from Emil Brolick to Todd Penegor has been seamless, as expected,” said Nelson Peltz, Chairman of the Board of Directors. “Todd’s strong leadership, operational expertise and great passion for Wendy’s® will benefit the brand and all of Wendy’s stakeholders. We are also very grateful for Emil’s many contributions and his efforts to ensure that he retired with an excellent successor in place, and a highly capable senior leadership team.”

With the leadership assignments confirmed today, Penegor will lead a senior management team that includes:

•	Bob Wright, Executive Vice President, Chief Operations Officer and International

•	Kurt Kane, Chief Concept and Marketing Officer

•	Gunther Plosch, Chief Financial Officer

•	Scott Weisberg, Chief People Officer

•	Liliana Esposito, Chief Communications Officer

•	Abigail Pringle, Chief Development Officer

•	David Trimm, Chief Information Officer

•	Dana Klein, Interim General Counsel and Assistant Secretary

•	Scott Kriss, Senior Vice President, Chief Accounting and Tax Officer

About The Wendy’s Company

The Wendy’s Company is the world’s third-largest quick-service hamburger company. The Wendy’s system includes approximately 6,500 franchise and Company-operated restaurants in the United States and 28 countries and U.S. territories worldwide. For more information, visit aboutwendys.com or wendys.com.

Investor Contact:

Peter Koumas

Manager - Investor Relations

(614) 764-8478

peter.koumas@wendys.com

Media Contact:

Bob Bertini

Senior Director – Media Relations

(614) 764-3327

bob.bertini@wendys.com